Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

MMS - Q3 2010 MAXIMUS, Inc. Earnings Conference Call

Event Date/Time: Aug. 05. 2010 / 1:00PM GMT

C O R P O R A T E   P A R T I C I P A N T S

Dave Walker
MAXIMUS, Inc. - CFO

Rich Montoni
MAXIMUS, Inc. - President, CEO

Lisa Miles
MAXIMUS, Inc. - IR

Bruce Caswell
MAXIMUS, Inc. - President of Health Services

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Operator

Charlie Strauzer
CJS Securities - Analyst

James Kumpel
Madison Williams - Analyst

Brian Kinstlinger
Sidoti & Company - Analyst

P R E S E N T A T I O N

Operator

Thank you for joining us today on today's conference call. I would like to point out we've posted a presentation to our website under the Investor Relations page to assist you in following along with today's call. With me today is Rich Montoni, Chief Executive Officer and David Walker, Chief Financial Officer. Following Richard's prepared comments we will open the call for up for Q&A. Before we begin I would like to remind everyone that a number of statements being made today will be forward-looking in nature, please remember that such statements are only predictions and actual events or results may differ materially as a results of risks we face including those discussed in Exhibit 99.1 out of our SEC filings. We encourage you to read the summary of these risks and the most recent 10K filed with the SEC. The Company does not assume any obligation to revise or update these forward looking statements to reflect subsequent events or circumstances.

With that, I'll turn the call over to Dave.

Dave Walker - MAXIMUS, Inc. - CFO

Thanks, Lisa. Good morning and thanks for joining us. This morning MAXIMUS reported record financial results with third quarter revenue from continuing operations increasing 19.4% to $210.7 millions compared to the same period last year. This was a 15.9% growth on a constant currency basis. As expected revenue growth was largely driven by our international operations, which now accounts for 28% of total Company revenue. Revenue in the quarter came in slightly below our expectations as the result of lower volumes on performance based projects within the operations segment. While revenue in the quarter was somewhat light we continue to manage resources effectively on these performance based projects to achieve our earnings objectives. This is especially critical as clients seek to structure their program towards more out comes based and incentive driven contracts. Over the last several years we have transformed our culture into a numerate organization so the team continues to do an excellent job of delivering predictable earnings. As a result MAXIMUS delivered record earnings that were consistent with expectations. For the third quarter net income from continuing operation increased to $16.4 million compared to $15.9 million, just as a reminder the prior year period included the benefit of a pretax net insurance and legal recovery of $4.8 million.

On a year-over-year basis third quarter earnings from continuing operations increased 25% to $0.91 per diluted share compared to Q3 2009 adjusted earnings per diluted share of $0.73, which excluded the $0.16 a share legal recovery. For the third quarter MAXIMUS delivered a total Company margin of 12.2%, which is well inside our guidance and reflects our commitment to deliver consistent profitable growth.

Moving on to financial results by segment starting with the operation's segment, for the third quarter revenue from the operations segment grew a hardy 19% to $196.5 million compared to the same period last year. This growth was driven by our growing international employment operations. On a constant currency basis operation segment revenue grew 15.9% compared to the same period last year. Increasing growth from outside North America continues to drive both top line and bottom line results for the segment while revenue growth was lower than expected, the team was able to manage cost, deliver their margin goals. For the third fiscal quarter operating income from the operation segment grew 30% to $25 million compared to the third quarter of last year. As expected segment operating margin improved to 12.7% in the quarter compared to 11.6% the prior year. As you may recall our expanded Australian program more than doubled in size and went operational in July 2009. As a result this expansion drove the lion's share growth in fiscal 2010. Since these operations are now fully ramped we are not expecting them to provide the same level growth on a go forward basis. Similarly operations in the United Kingdom will be fully ramped at the end of this fiscal year. As Rich will talk about in greater detail the new UK coalition government is in the process of consolidating and restructuring its Welfare-to-Work programs. The UK is essentially rebidded all of their Welfare-to-Work programs in the coming months. All vendors were recently notified that current contracts are expected to expire on June 30, 2011. The new consolidated program which the government is calling the Work Program will not be a single award. Rather, they intend to award several contracts across multiple regions throughout the country with an expected launch date of July 2011. For now, it's largely business as usual in the United Kingdom for MAXIMUS as we continue work on our current contract while at the same time preparing for the bidding process which will unfold over the next several months. While this creates a short-term rebid effort we are cautiously optimistic that our solid performance puts us in a favorite position to secure additional work and further expand our operation in the UK.

Moving on to the consulting segment, as expected consulting revenue for the third quarter total $14.2 million a year-over-year increase. The segment was profitable in the third quarter with operating income of $604,000 an operating margin of 4.3%. Moving on to cash-flow and balance sheet items MAXIMUS continues to generate strong cash-flow. The Company's solid net income in the quarter boosted cash-flows for the period. Strong cash collections unreceivable and increased deferred revenue also drove cash generation in the quarter. Days sales outstanding improved sequentially to 62 days while we are pleased that our quarter DSOs are at a low level for the year we still expect to experience quarterly fluctuation simply due to the timing of receivable collections. For the three months ended June 30, cash provided by operating activities from continuing operations totaled $49.6 million with free cash-flow from continuing operation from $43.2 million. At June 30, MAXIMUS had cash and cash equivalents totaling $153.1 million. The management team recognizes the need to return cash to shareholders and both our dividend and share repurchase programs remain an important component of cash deployment. During the quarter the Company purchased 135,936 shares of Maximus common stock for $8 million. At June 30, MAXIMUS had $38.1 million remaining under the board authorized share repurchase program and we will continue to purchase shares on an opportunistic basis.

Moving on to guidance, we are making some minor adjustments to our full year estimates we now expect revenue from continuing operations in fiscal 2010 to be in the range of $828 million to $838 million, primarily driven by volume fluctuations. We are narrowing the range of our earnings guidance towards the top of our previous range and now expect adjusted earning from continuing operations in the range of $3.55 to $3.60 $ per diluted share. Our cash-flow guidance remains unchanged for fiscal 2010 we still expect cash provided by operating activities derived from continuing operations to be in the range of $110 million to $120 million. We expect free cash flow from continuing operations of $90 million to $95 million, which reflects additional investments related to a transformation project associated with a long-term contract and new contract awards.

Thanks for joining us this morning and now I'll turn the call over to Rich.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Thanks, David. Good morning everyone. Our third quarter results demonstrate our continued success and we are very pleased. We've managed our programs, resources and market positions to achieve our margin and bottom line goals. It was another exceptional quarter driven by strong delivery from Australian and United Kingdom operations coupled with modest growth from our domestic business lines. Within our growing international markets our near-team focus in on expanding our presence and addressing new opportunities in existing markets. The greatest near-term opportunity is in the UK. As Dave had mentioned, the new coalition government has taken immediate steps to launch a very ambitious welfare reform plan. Their goal is to create efficiencies and achieve significant savings by transforming the current system into a more out come space model that consolidates multiple programs into a single back to work program. As you know we're currently working in the south of England under the flexible new deal or what folks refers to the FND1 program and here we've been operating for close to a year. Most recently, vendors operating FND1 contracts were notified that all contracts will expire on June 30, 2011 and FND2 awards will not proceed as previously expected. Both FND1 and FND2 along with several other employment services contracts they will be replaced with a new work program, therefore, as David noted, we're essentially moving into an early [rebid] situation. We think the government's new work program represents a very promising opportunity for expanded scope.

Our current performance to date has been excellent and we have consistently achieved key performance requirements. In fact, our job placement out come rate at 13 weeks has nearly doubled the UK national average. This bodes especially well as the governments procurement is expected to place significant weight on financially sound, proven partners with a demonstrated ability of delivering out comes. The two step rebid process is expected to unfold in a very orderly fashion beginning this fall. The first phase is designed to narrow the number of vendors who will then be eligible to subsequently bid for regional work. This first phase requires vendors to bid for a spot on a new contract vehicle which the government is calling the buying frame work, those vendors selected onto the buying framework will then be able to compete in phase 2 of the bidding process for the regional work. We believe the value of work programs contracts to all providers will be in the vicinity of 3 million pounds on an annual basis. Longer term, we believe our work in the United Kingdom may serve as a spring board into other areas in Europe, many EU member countries face considerable scrutiny as their government seek to find solutions for onerous and unsustainable social programs. While we are not currently pursuing any work in these countries, we are leveraging our presence in the United Kingdom and analyzing the markets. Naturally any expansion will only occur within informed consideration for the risk inherent in international expansion.

Moving on to our domestic markets, in line with our expectations we continue to experience modest growth and achieve target margins despite the somewhat challenging fiscal environment. Additionally, we have 37 combinatorial elections this fall which continue to keep the political landscape active. But, with the implementation of health care reform starting to unfold we have stepped up our marketing efforts as we position MAXIMUS to help our federal and state clients meet the demands of the legislation. We've launched a new series of health care reform Webinars to highlight our thought leadership and create a forum for ideas and information. Our recent Webinar on health exchanges had a record number of attendees, this is a trend we've seen since the new law went into affect. With much of health reform focusing on reaching enrolling new participants, we continue to provide leadership in the area of consumer outreach and engagement. Just last week the MAXIMUS Center for Health Literacy hosted a conference entitled "Plain Talk In Complex Times" this was for public health professionals, educators and community advocates. The successful two day event covered everything from serving culturally and linguistically diverse communities to using social media as a form of communication. The conference also featured several key national players in health reform. Our health care reform go-to-market strategy today emphasizes helping state clients build on existence program infrastructure and program processes as they design their implementation plans. Our strategy will later shift to focus more on the operational heavy lifting as states move to comply with the Medicaid expansion and exchange requirements ahead of the mandated federal assessment in 2013 and of course the go-live deadline of January 2014. In certain cases, such as high risk pools, where near-term requirements for the law demanded rapid implementation we've been working with our clients to design solutions to meet this requirements. In addition, we're also in active discussions on other reform related needs with states where we already had established relationships and in an existence presence. We also to expect new opportunities to develop with states that had historically run their own programs in house as they worked to comply with the new regulation and to accommodate the large number of additional health insurance enrollees anticipated under the law.

We're starting to see rules and regulations coming together surrounding the expansion of the health appeals where MAXIMUS is the leader. The federal government recently announced a new claims appeals and independent review process for group health plans. We believe that our experience and independence make us a very competitive force in this market. In terms of the current state budget environment, states are closely examining the total cost associated with service delivery, this includes post retirement health care and pensions which traditionally have not been baked into the total cost of service delivery. Now including these cost provide a more meaningful comparison as they consider alternative forms of service delivery through organizations like MAXIMUS. This is an important shift in how states have approached the decision to in source or outsource. In fact, several states have established reform committees to specifically examine privatize in an effort to address their on going budget challenges. Over all states have a strong desire to reduce cost and increase sufficient, particularly in health and human programs where they see opportunities to eliminate cost while strengthening their service in structures. More importantly, the trend to improve efficiencies in reduced cost is global. In the past governments often looked at health and human services program as fixed-stem line items with less emphasis on accountability or results. Today, in response to the call for more transparency and out of necessity of immediate budget challenges governments are moving beyond a cost per unit mentality and seeking higher returns on taxpayer dollars. Governments realize that the current models for social programs are simply no longer sustainable and they continue to seek ways to do more with less. Now what sets us apart from our competitors in health and human services market is our proven ability to deliver outcomes and to achieve key performance metrics. This differentiator is increasingly important as we see more of our business mix shifting to performance based compensation, in fact 45% of our book of business year-to-date is from performance based contracts this is up from 36% just two years ago. While project mix is the factor in this increase, we see the government contracting market moving in this direction and we certainly welcome the trend.

On pipeline, first new sales awards. At June 30, we had 379 million of new signed awards and our awarded but unsigned bucket increased to $916 million. This increase awarded but unsigned contracts is good because it represents solid predictable profitable work that is set to be signed in the coming weeks. Let me provide some color. The increase is largely driven by three contracts regarding the first contract, the state had to wait for passage of its final budget before executing the contract. This has since been resolved and the state is working through backlog of contracts so expect final contract execution will take place soon. The second contract is for the Texas Eligibility and Support Services Program, where we've been working under a one-year extension that takes us through December 31, 2010. So expect for the new contract will be signed within the next 60 days. In addition, we have another positive development in Texas where we've just received notification of a one year extension on our current enrollment broker contract. This is scheduled to be rebid this fiscal year. So net-net, we see good news regarding the work extensions in Texas. Lastly, the third contract represents more positive news where we were notified of a five-year extension award on one of our largest contracts that was set for rebid next year. While we can't disclose the specific state or contract at this time the current contract expires in December and we are actively working to complete the new contract.

Moving on to our sales pipeline, the total pipeline of opportunity remains particularly robust with $1.8 billion of opportunities at July 30. It's important to point out that since last quarter we've shifted more than $400 million out of pipeline and into the award categories and yet we've successfully back filled our pipeline to the same levels as last quarter. Our healthy pipeline keeps us cautiously optimistically regarding revenue growth in fiscal 2011. At this time we anticipate fiscal 2011 will be a year of continued growth both top line and bottom line. As you may know, we're in the heart of our annual budgeting and planning process for fiscal 2011 we're building our bottoms up model. We will be completing our strategic planning in the coming weeks we look forward to providing you with detailed financial guidance on our year end call in November. And most importantly, we're excited and remain confident of our long-term growth prospects across the business. In addition to welfare reform in Europe, we believe that we possess an unparallel market position as health care reform unfolds here in the United States. These will clearly be multi year growth drivers for MAXIMUS.

To conclude, I want to thank all of the employees of MAXIMUS for another strong quarter and record results. We look forward to continued growth as we capitalize on opportunities both domestically and abroad through our expanded base of operations. In many respects we're are in a midst of seeing change concerning how governments approach the administration of vital social programs with an emphasis on out comes and sustainability. We look forward to being at the forefront of this effort and are working with our government partners. With that, let's open it up for questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

Thank you,. We will now be conducting a question and answer session.

(Operator Instructions)

Our first question comes from Torin Eastburn with CJS Securities. Please proceed with your question.

Charlie Strauzer - CJS Securities - Analyst

Hi, good morning. It's actually Charlie Strauzer filling in for Torin. How are you?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Great, Charlie. How are you.

Charlie Strauzer - CJS Securities - Analyst

Good, Rich. Thanks.

Just a quick question for you; if you look at the backlog, especially for the things that you're tracking, it seems to be a pretty large jump there. Given all the noise about the early adoption of health care reform, are you seeing anything related in that backlog of the health care reform? Maybe some of the high-risk pools; can you expand a little bit more on that?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I'd be glad to do that. Now, before I jump into your question, I do want to correct one important fact from my previous comments, and it relates to the data point in terms of our expected size of the UK new work. I believe I incorrectly stated 3 million pounds; it's actually 3 billion pounds, is our estimate of what the total contract value might be for all of the vendors.

Charlie Strauzer - CJS Securities - Analyst

Okay. Great.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Good.

So, Charlie, your question is in terms of backlog, jumping backlog-- I'm sorry, pipeline; sales pipeline, and the increase in pipeline. We've seen a trend of increasing pipeline for quite some time now, I don't think we're seeing any-- I wouldn't attribute all of it to health care reform. The situations with the high-risk pools--there are opportunities; I wouldn't put the high-risk pools in the mega-opportunity situation, so I don't think it's the high-risk pools per se that are driving the increase in the sales pipeline.

I think there's general swell from a Canada perspective. We think there's lots of opportunity in Canada and that's a meaningful factor. And generally, from a health care perspective, it's one of the contributing factors but not the sole contributing factor; the last one would be the United Kingdom, where we're seeing increasing opportunities there as well.

Charlie Strauzer - CJS Securities - Analyst

So, when you look at the-- what's coming out of Washington with the health care reform, what do you think are some of the opportunities that are likely, do you see first, that you could talk, essentially, a bit on?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Well, I think-- again, as we've positioned this, we think health care reform has a fairly long runway . We think, in 2010, there is a lot of the analysis of the legislation, parsing of the legislation to the various regulatory bodies. At this point in time, I would say all eyes are on-- not in legislation, but all eyes are really on regulation; what are the particular rules that the regulators are going to advance as they roll out health care reform? And there's not a whole lot of revenue associated with that.

We're also seeing states, as well, analyze how they're going to come up with their particular program; there is a lot of discussion between the commissioners of insurance and the commissioners of health, in terms of what the various responsibilities will be as it relates to health insurance exchanges.

So, a lot of it's in the formative stages; pretty much as we expected and we've discussed in prior circumstances. And we think what's going to happen in 2011, this will gain steam. The talk will translate into blueprints, if you will-- more specific plans; definitive action plans by the states themselves; will decide what the form of the insurance exchange will be; and they'll move forward with requests for proposals to build out any additional infrastructure that might be necessary; and also we expect to outsource many of those functions.

So, then you'll get into the heavy lifting in 2013. And while, the lights really go on for all of health care reform January 1, 2014, for all practical purposes the systems have to be up, running tests in 2013. Again, we see a long runway and we think the revenue related to it will be progressive as we move towards 2014. Does that

Charlie Strauzer - CJS Securities - Analyst

That's very helpful. Thank you, Rich.

One quick follow-up, if you look at the states and the problems they're having with their budgets, are you seeing any lengthening of the sales cycle, and can you talk a little bit more about that as well?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I will be glad to talk about that.

Not the sales cycle per se, I think the one piece that we're seeing-- and we've got a couple of instances where this is relevant, in fact it's one of the factors behind the increase that's been awarded but unsigned as we discussed-- is that some states have not been able to formally execute the contracts until such time as they have an official approved budget.

So, that's created a bit of a log jam, and in our particular situation, as we think we've had some good developments of late such that we think that log jam may be eliminated, and we expect that we're going to get these contracts signed PDQ and move on.

Charlie Strauzer - CJS Securities - Analyst

Excellent, Rich. Thank you very much, and we look forward to seeing you and the team at our conference in a couple weeks.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Same here, Charlie. Thanks.

Charlie Strauzer - CJS Securities - Analyst

Thank you.

Operator

(Operator Instructions)

Our next question comes from James Kumpel with Madison Williams Please proceed with your question.

James Kumpel - Madison Williams - Analyst

Hi, good morning.

Can you address the performance-related shortfalls in terms of revenues, and the outlook for fourth quarter? And would it be appropriate to annualize the change in revenue guidance to basically size up the opportunity internationally or in Australia, or wherever the markets were that drove these performance-related issues?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Good morning, Jim; glad to do that.

I'm going to ask Dave Walker to talk about the first part of your question, which is what's our take on the revenue shortfall on the quarter; and then I'll talk about the annualized piece.

Dave Walker - MAXIMUS, Inc. - CFO

Sure. Hi, Jim, how are you?

As you know, our revenue's up sequentially; continues to go up sequentially as year-over-year a whopping 19%. Where we see the shortfall is relative to the Welfare-to-Work business; so the case volumes there are driven by government referrals. There's lots of (inaudible) in the government.

In this case it's Australia that caused us to be a little off, and strangely, unlike the rest of the world, their unemployment rate went down, and it was enough that it just slowed up the referrals. So, the volume's pretty strong; it's just not rising .

James Kumpel - Madison Williams - Analyst

But essentially, would it be appropriate to say the amount that you took down the low end of your guidance on revenues should be annualized, to basically resize, maybe, the opportunity in Australia?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I think that's a fair assumption; in fact, that was the number one driver behind us adjusting downward the guidance for fiscal '10. We'll talk about prospectus. So, we've taken that and factored it into our remaining expectations for the rest of the year.

James Kumpel - Madison Williams - Analyst

Is this an issue that's pretty specific to Australia as compared to, let's say, Canada, or the UK?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I think it's unique to Australia. We don't have-- in Canada it's not an issue; it's not relevant to Canada. The nature of our business in Canada-- it's more health program versus a workforce services program.

In the workforce services business, there's an indirect correlation between the unemployment rate and the number of cases that we receive. So, as you would expect, a higher unemployment rate means there's more people we're looking for jobs. Those cases are referred to us when the employment situation improves, as it has done of late in Australia. There are fewer people and fewer cases, and as we have fewer cases-- fewer intake situations-- and that's effectively what's happening in Australia.

We do have that workforce operation in the United Kingdom; my expectation is that the unemployment rate would be an important factor in that program as well, but at this point in time, it hasn't been a negative impact to us with that program, which we've been-- at that one, I think, just getting to be about a year at this point in time.

James Kumpel - Madison Williams - Analyst

Okay.

Again, you basically said you think the UK is going to be a disproportionate driver of growth in 2011 like Australia had been in 2010?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Well, I think that's right.

I think what you're seeing there is, and we all study what's happening in the European Union and what's happening in the United Kingdom, and again, I think the number one area that the government there is focused on is their welfare work program. It's a very expensive program, I think second to the health program in the United Kingdom. They're really looking to get better results and reduce their cost of welfare, and it's their jobless program that's at the heart of it.

So, the government's committed to using forth with a beefed-up, revamped welfare-to-work program, and it's that sort of commitment from the leadership and government that I think sparks growth for us; so it's anxious about that opportunity in the UK.

James Kumpel - Madison Williams - Analyst

One last thing is, you guys, it looked like you increased your number of awarded but unsigned contracts, almost by 100% sequentially if I'm right; and you expect to sign them in the next few weeks.

Now, you'd also talked about how you were able to successfully replace that pipeline.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Yes.

James Kumpel - Madison Williams - Analyst

Do you see similar levels of opportunities in the pipeline to replace what you expect to sign in the next few weeks?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Well, that's a very large amount of awarded unsigned; over $900 million, Jim. I think that could be-- that's the highest, to my recollection, in quite some time; so I think to sign those, get those across the contract finish line is very important and very significant.

I don't think it's realistic to think that we're going to pull out of that sales pipeline and move it up to awarded unsigned in a short period of time. I wouldn't expect that to repeat.

James Kumpel - Madison Williams - Analyst

Okay. Great. Thank you so much.

Rich Montoni - MAXIMUS, Inc. - President, CEO

You bet. (Operator Instructions)

Our next question comes from Brian Kinstlinger with Sidoti & Company. Please proceed with your question.

Brian Kinstlinger - Sidoti & Company - Analyst

Hi. Good morning.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Good morning, Brian.

Brian Kinstlinger - Sidoti & Company - Analyst

Couple questions are on the UK. First of all, given that they're going to rebid this process early, how do you anticipate pricing playing out compared to the economics you've got right now?

Rich Montoni - MAXIMUS, Inc. - President, CEO

That's a great question, and at this point in time it's too soon to tell. I think they are in the process of finalizing their framework.

Their approach is a two-step approach. What they want to do is down-select a number of vendors who will be qualified to bid on the specific programs as they let those programs. I think it's going to be late fall by the end of 2010 when that process occurs. And at that point in time they will roll out the pricing framework, the pay points, and the terms and conditions. So, that remains to be seen.

I think, that they are approaching it to find a right balance between the government and the providers. They are very cognizant that it has to be an arrangement that works for both sides, and I believe that's what the government is assessing at this point in time-- what are those particulars? So, we'll have to stay tuned to answer those-- your question in detail.

Brian Kinstlinger - Sidoti & Company - Analyst

And are they looking to cut costs, or just more centralize the process? Because if they're looking to cut costs, maybe they'll expect modest pricing, right? Reduction.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Again, I go back to the comments I had earlier. I think they are more focused on outcomes; I think they want to find more people employment. They're a bit where we used to be decades ago, where we have some folks who are on welfare for life. They struggle to get out of that situation, and it's very expensive to the government to have folks on welfare for life, and they're looking for program that gives them a better opportunity.

So, I think its outcomes; it's "Let's get these folks on a program where they are employed, they're less dependent upon welfare subsidies;" and I think now they're even looking at a transition program, where people can transition slowly from welfare to a fully employed situation.

So, again, I do not believe it's going to be lowest cost per unit, because if they do that, what will happen is they will get a little bit of-- you get what you pay for. They will not get the outcomes that are most important to them achieving the longer-term financial objectives that they have, and social objectives that they have.

Brian Kinstlinger - Sidoti & Company - Analyst

You mentioned that the work should be bid on at local regions; how many regions are you in right now, and how many other vendors are doing what you're doing for other regions?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Right now, in FND1, and that's about half the country, we are in one region-- it's the southernmost part of the United Kingdom-- and I think there's approximately-- this is just an estimate-- I think there's five other vendors who may be doing other parts of the United Kingdom.

Brian Kinstlinger - Sidoti & Company - Analyst

How many regions are there total?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Again, I don't have that detail. So, what we'll have to do-- again, I have the impression it's about five, but that's an approximation, Brian.

Brian Kinstlinger - Sidoti & Company - Analyst

One more question on the UK is, when you guys won that contract, did they approach you, did you approach them? What is it a sole-source bid, or did you bid against some of those other vendors in those other regions?

Rich Montoni - MAXIMUS, Inc. - President, CEO

It's an open compete in other regions; you'll submit your bid for the regions you have interest in, and then the government makes a selection on a region-by-region basis. So, you just bid on a RFP basically? That is correct.

Brian Kinstlinger - Sidoti & Company - Analyst

And then what's the pipeline look like for other international employment services contracts? Given, obviously, there's a worldwide problem right now.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Well, the largest component of our sales pipeline today, from an international perspective, comes from Canada; and we do not have anything specific in our pipeline for any other countries in the European Union because that's early on under study.

Brian Kinstlinger - Sidoti & Company - Analyst

But outside of your pipeline, is there early discussions being talked about in some of these countries to do any kind of similar work?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I think there's early discussions in several countries to restructure their programs, ranging from Italy, Spain, France, Germany, et cetera.

Brian Kinstlinger - Sidoti & Company - Analyst

Okay.

And then in terms of your $916 million of awards that are unsigned, how much of that work in total is new business versus contracts that are recompeted?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Actually, a very significant portion of it is new work. It's approximately $225 million of that total, Brian.

Brian Kinstlinger - Sidoti & Company - Analyst

Okay.

And I know you generally wait another year, I mean, another quarter, to give this statistic, but maybe you can give us a rough estimate of next four quarters or so, what kind of-- how much of your business is up for recompete, maybe even outside of the UK?

Rich Montoni - MAXIMUS, Inc. - President, CEO

We're in the process of finalizing that information, so we're going to defer until we announce our expectations for the year. But I do think next year will be-- it'll be a reasonable year for rebids. I think it's-- this year has been a very light year for rebids. I think next year will be an important year for rebids.

Brian Kinstlinger - Sidoti & Company - Analyst

You mentioned a comment in your presentation about fiscal 2011 being a year of growth in both at the top and the bottom line. Last year this quarter, you gave a rough estimate with the contracts you'd already signed, what it would look like. A; do you have that number roughly? And then on the bottom line, do we still expect leverage in those international contracts-- leverage being as the referral fees after six months are on them start to kick in-- do you still expect that leverage next year?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I think-- last year we broke our norm in terms of providing earlier indications, because we had those very significant wins at that period of time. I think at that point in time we had just won the Australian situation and the UK situation. So, it was really helpful and appropriate to share with our investment community what it meant to the following fiscal year.

We're going to go back to our normal mode at this point in time. We really do need to complete the planning process, and we'll share that data with you as we move forward.

On a leverage perspective-- and I think Dave Walker and I talked about this in prior calls-- there was a ramp factor to the projects-- the additional work in the United Kingdom and the additional work in Australia. And that ramp process really occurred in fiscal '10, so in fiscal '11 our expectation is that they'll be more normalized. So, you do have that year-over-year metric that is relevant.

Lisa Miles - MAXIMUS, Inc. - IR

Brian, one other point on providing guidance last year; there was a lot of consternation over the state budget environment last year, and that was one of the reasons that led us to provide some early guidance in August of last year.

And to come back to your question related to regions on the UK; we just have that detailed.

Rich Montoni - MAXIMUS, Inc. - President, CEO

We do have that detailed. Under FND1, it's 11 regions; and we expect under the new work program there will be 10 regions.

Brian Kinstlinger - Sidoti & Company - Analyst

Okay.

Dave Walker - MAXIMUS, Inc. - CFO

But fewer providers is what they are driving towards more importantly, so more dollars, fewer providers.

Brian Kinstlinger - Sidoti & Company - Analyst

Okay.

Is there anything to keep on top of in California? Obviously, in the past there's been some risks to some of the contracts that got cut, but then it came right back. Given they're in another dire situation almost, is there any kind of discussion about any of your programs there?

Rich Montoni - MAXIMUS, Inc. - President, CEO

No, I think our work in California is pretty much status quo. Again, we've always maintained that the administration of the programs is very important; that's been pretty much the case. From a budgetary perspective you always have to watch what's going on. Historically we've seen California delay us a month or two; it wouldn't surprise us if that happens. It seems as they get towards December, you can get a delay in the payments.

But aside from that, those programs are up, running, and performing quite well.

Brian Kinstlinger - Sidoti & Company - Analyst

The last question I have, thanks, is on the sale of discontinued operations-- is there any update there, and is there any kind of reasonable evaluation that we should assume on that business?

Rich Montoni - MAXIMUS, Inc. - President, CEO

In terms of update we continue the process, and I would say this, it's-- with the most significant aspect of the discontinued operations, which is that ERP business, is that we've effectively taken care of the key issues that were really hurting the division previously.

So, all those matters are resolved and I'm very, very pleased with that development. I think the team has done a great job to transition it, where you may recall, historically, it had contributed some pretty significant losses, to the point where now it's profitable.

So, fundamentally we think it's a good property. We've got some continuing interest. And until such time as we get it across the finish line, I don't think it's appropriate to speculate on the valuation. I don't think the valuation from a consolidated perspective would be in a territory material to MAXIMUS, so you should be aware of that too.

Brian Kinstlinger - Sidoti & Company - Analyst

Okay. Great.

Thank you.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Okay.

Lisa Miles - MAXIMUS, Inc. - IR

Thanks.

Operator

We have a follow-up question from James Kumpel with Madison Williams. Please proceed with your question.

James Kumpel - Madison Williams - Analyst

Yes. I don't know if Bruce is on the call. If you can talk a little bit about the activity-- the initial activity, at least, you've gotten on health and insurance exchanges from the states, and whether you expect a bolus of activity any particular time in the next year or so?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Well, Bruce is on the call and I'm sure he'd be glad to answer that, Jim.

Bruce Caswell - MAXIMUS, Inc. - President of Health Services

Good morning Jim; how are you?

James Kumpel - Madison Williams - Analyst

Good morning.

Bruce Caswell - MAXIMUS, Inc. - President of Health Services

Good.

I think Rich characterized it very actively when he said many states remain in the planning mode, and in the time we've spent with our clients, I think that they array along a spectrum, of those that are, quite frankly, still focused on some of the immediate implications of health reform; and that would be the implementation of the high-risk pools, as well as their ongoing obligations and commitments under HIT.

As you know the meaningful use regs were finalized recently. There's a lot of activity in that area, where states are completing their state medicaid health plans to put in place the administrative structures that they'll need to administer the grants that will go to providers under HIT.

So, with all that said, I have to say for a number of states, the exchanges have been more of a level three priority, and it's beginning to increase. Some states are much further along, and they've thought through the process in terms of implications on their eligibility systems. They've thought through the process in terms of the choreography between the Medicaid agency and the state insurance commissioners. And the good news is, there's a lot of resources available to the states to help them with this, whether it's CMS or the NGA or other agencies.

Long story short, though, is that the acid test comes in January 2013, and if you really back up from that, quite likely the Feds will start looking very closely at exchange preparedness in mid-2012. And there are some states that have said they want to have exchange operations working in 2011, just on a prototype basis.

So, I think that I wouldn't so much characterize it as bolus,in that it will just be like a binary thing-- all of sudden, lights on 2014; a ton of revenue, but it's more you'll see this gradual ramp-up to very much the majority of opportunity being in 2014.

We've been pleased to see current clients, obviously, as they've thought through these issues, turn to us for advice and counsel and create potential opportunities in areas like the high-risk pools in the near-term.

So that's been quite frankly where more of the energy in the near-term has been spent, as we continue to work with them on the longer-term modeling and planning for exchanges.

James Kumpel - Madison Williams - Analyst

It would seem to me like the initial opportunity might be in consulting and advice to the states, at least initially; but I was curious if you guys had formulated a revenue model for perhaps running and administering health insurance exchanges down the road? Or maybe a framework for that, if you can maybe pause in on that a little bit.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Jim, let me answer the first part of your question, which is this more a consulting opportunity; and then I'm going to hand it over to Bruce in terms of the operating model per se.

And yes, we've pretty much thought through all of the aspects behind your question. On the consulting side of things, we tend to focus on the business process outsourcing elements of it; so we're careful to make sure we position ourselves for that. So, really our emphasis is on the long-term operation of the exchanges and key functions.

That doesn't mean there have not been consulting opportunities. We've had consulting engagements. They tend to be smaller so they're not as noticeable from your perspective. But they have been meaningful. We are pleased to participate in them. While it is nice to have the revenue and the profits associated with them, the most important piece is that it keeps us in front of our clients as it relates to what we think the larger opportunities will be in business process outsourcing.

Bruce,you want to talk a little bit about--

Bruce Caswell - MAXIMUS, Inc. - President of Health Services

The revenue model?

Yes, and Jim, just in terms of the revenue model; I don't think we envision-- taking it two ways; the form of compensation-- the types of contracts and the pay point and so forth in the exchange world differing tremendously at all from what we currently see in our enrollment broker and our CHIP business and the core operation.

So, in many ways, very much right in our traditional sweet spot, as it relates to the planning and the implementation and operation of those programs, and being able to financially model how you'll do as you're designing a program. And that gives us comfort, obviously, because we're always looking at ensuring that we model these effectively.

The pay points vary between fixed and variable, as you're aware. We try to align pay points to specific events that generate costs, whether it's calls taken or documents created and mailed, or enrollments achieved.

That said, the financial models for the exchanges are still taking shape. The federal government, only three days ago, offered its first slug of planning money to the states in the form of $51 million in grants to just help them through the design and planning process. So, I think you need to stay tuned a little bit to figure out how the exchanges will actually generate the revenue to pay for their administrative cost.

And the federal government will pay for the operations of the exchanges initially, and there comes a point after which they become self-sustaining through their own revenue model.

Rich Montoni - MAXIMUS, Inc. - President, CEO

Jim, one other thing I'd like to add in that regard-- we are pursuing a couple of high-risk pool opportunities, and they're quite advanced and we're pleased with that development.

But I was especially pleased at the nature of the work and how this is evolving. As we have speculated, the better approach is really to extend our existing capabilities and piggy-back those required functionalities on our existing programs in infrastructure; and while there are distinct differences, there's a lot of common elements. And I think that's playing out as we thought and hoped it would.

James Kumpel - Madison Williams - Analyst

On another health care issue, can you comment a little bit about FMAP, and would be the outlook or prospect for you under the different scenarios of it basically being extended at the elevated level, versus basically sailing in congress to be re-upped?

Rich Montoni - MAXIMUS, Inc. - President, CEO

Okay. Well, as you're probably aware, there's been some very recent breaking news as it relates-- from the legislative-- the federal front. I'm going to ask Bruce to comment upon that.

Bruce Caswell - MAXIMUS, Inc. - President of Health Services

Sure.

Jim, as you've probably read, the senate passed the cloture vote just yesterday for FMAP. Actually, it's the total package; it's not just the Medicaid FMAP, but it's the funding for teacher salaries and so forth, so it's really a state relief package. Total is $26.1 billion, and this morning I think the press is reporting with that pass, and it was 61/38, it's likely that that will pass the full senate.

Speaker Pelosi has indicated she's going to bring the house back into session next week, and schedule a vote from the house perspective, I believe, on Tuesday. So, the handicapping right now, I think, as you look at this is pretty good; that the states are going to see about $16 billion in relief on the Medicaid side.

As you know many states have baked in FMAP into their state budgets; New Hampshire was the least with about $300,000, California was the most with $1.5 billion. So, it can have impacts-- quite broad impacts for states, where they've obviously used this money to be able to put general fund revenues toward other obligations.

So, given that the current handicapping, I think, is probably more positive than negative on this passing, it's still, as you said, worth noting that-- in a worse case scenario, what would happen if this didn't pass? And historically we've seen states make cuts in the benefit packages related to these programs, and not in terms of the individuals eligible for the programs; which obviously is a key revenue driver for us.

James Kumpel - Madison Williams - Analyst

So, the bottom line is, it would probably shore up the wallets of your clients, but it wouldn't necessarily change the revenue outlook in any meaningful way one way or the other?

Rich Montoni - MAXIMUS, Inc. - President, CEO

I think that's a fair assumption.

James Kumpel - Madison Williams - Analyst

Okay, great.

I think one last one; David, can you just comment a little bit on the free cash flow outlook? It looks like you guys pretty much reiterated the $110 million to $120 million of cash flow from operations that you had had before for fiscal 2010; but you narrowed the free cashflow range from $90 million to $100 million, to $90 million to $95 million. And it looks like year-to-date you're already at $103 million.

So, what's going on in the fourth quarter in terms in capital usage? And should we expect that number to be permanently higher, meaningfully higher, or return to normal sometime in 2011?

Dave Walker - MAXIMUS, Inc. - CFO

I think the story in Q3 is you have a very low DSO in terms of receivables. We normally expect Q4 to go up, so we're well below our normal range. It 'll go up in Q4, usually because California has some budget issues that slow it down just enough to push it past the end of my quarter.

So, we actually are forecasting higher DSOs, which causes you not to generate free cash-flow from operating activities, right? So, I would expect, actually, my operating activities would be cash from operations to be on the higher end of my range.

My CapEX will probably run about like it's running this quarter. It is high, so I would think next year it will come back down to a more normalized level. But the bottom line free cashflow will be in line with our full-year guidance.

James Kumpel - Madison Williams - Analyst

Okay. Great. Thank you very much.

Rich Montoni - MAXIMUS, Inc. - President, CEO

You're welcome.

Operator

Ladies and gentlemen, this does conclude all the questions for today, and this concludes our call for today. You may disconnect your lines at this time, and thank you for your participation.

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Helping Government
Serve the People.

David N. Walker
Chief Financial Officer and Treasurer

Third Quarter – Fiscal Year 2010

August 5, 2010

MAXIMUS
HELPING GOVERNMENT SERVE THE PEOPLE

David N. Walker Chief Financial Officer and Treasurer Third Quarter – Fiscal Year 2010 August 5, 2010 Helping Government Serve the People

Select Financial Data: Q3 ‘10 Compared to Q3 ’09 2 Q3 Q3 $ % FY '09 FY '10 change change Actual Actual Revenue Operations $ 165.5 $ 196.5 $ 31.0 19% ($mm, except per share data) 28% revenue) Consulting 1 0.9 14.2 3.3 30% Total 176.4 210.7 $ 34.3 19% Operating Income (Loss) Operations $ 19.1 $ 25.0 $ 5.9 31% Consulting 2 3 0 6 (1 7) (74%) 2.3 0.6 1.7) Other ‐ 0.1 0.1 nm Legal, settlement & acq. (expense) recovery 4.8 ‐ (4.8) nm Total 26.2 25.7 (0.5) (2%) Operating Margin % (excl legal) 12.1% 12.2% Interest and Other Income, 0.1 0.5 0.4 nm net Income Before Taxes ‐ Continuing Ops 26.3 26.2 (0.1) (0%) Provision for Income Taxes 10.4 9.8 (0.6) (6%) Net Income ‐ Continuing Operations $ 15.9 $ 16.4 $ 0.5 3% Income ‐ Discontinued Operations $ (0.9) $ 0.9 $ 1.8 nm Net Income $ 15.0 $ 17.3 $ 2.3 15% Fully Diluted EPS ‐ Continuing Ops $ 0.89 $ 0.91 $ 0.02 2% Fully Diluted EPS ‐ Discontinuing Ops $ (0.05) $ 0.05 $ 0.10 nm Fully ‐ Total $ 0 84 $ 0 96 $ 0 12 14% 2 August 2010 Diluted EPS 0.84 0.96 0.12 Adj. EPS ‐ continuing ops, excluding legal $ 0.73 $ 0.91 $ 0.18 25  Key Highlights Record Q3 results driven by international operations (now 28% of total Company revenue) Revenue from continuing operations up 19.4% (15.9% on a constant currency basis) Income from continuing operations of $16.4 million compared to $15.9 million (Q3’ 09 included a pre-tax net insurance and legal recovery of $4.8 million) Diluted EPS from continuing operations increased 25% to $0.91 compared to adjusted earnings per diluted share of $0.73 last year (which excluded the $0.16 legal recovery)Total company operating margin of 12.2% August 2010

Operations Segment August 2010 3 Third Quarter Revenue Operations Segment revenue grew 19% to $196.5 million compared to last year On a constant currency basis, revenue grew 15.9% Third Quarter Operating IncomeOperations Segment operating income grew 30% to $25.0 million compared to last year Segment operating margin was 12.7% International Operations Australia:  Expanded program more than doubled our business and drove the lion’s share of growth in fiscal 2010.  Operation fully ramped; not expecting the same level of growth going forward.  UK:  Coalition government is consolidating and restructuring all welfare to work programs; all programs will be rebid;  every vendor was notified that current contracts expire on June 30, 2011.  New consolidated “Work Programme” will be several contracts across multiple regions.  Business as usual in the UK in fiscal 2011; optimistic that our performance puts us in a favorable position to win new work. Increasing growth from outside North America continues to drive both top-line and bottom-line results for the Operations Segment.

Consulting Segment

Third Quarter Revenue

- Second quarter revenue totaled $14.2 million

Third Quarter Operating Income

- Operating income of $604,000
- Operating margin of 4.3%

MAXIMUS
HELPING GOVERNMENT SERVE THE PEOPLE®
August 2010
4

Consulting Segment August 2010 4 Third Quarter Revenue Second quarter revenue totaled $14.2 million Third Quarter Operating Income Operating income of $604,000 Operating margin of 4.3%

Cash Flow and Balance Sheet August 2010 5 Strong cash collections on receivables and increased deferred revenue drove cash generation in the quarterDSOs improved sequentially to 62 days for the third quarter, but still expect quarterly fluctuations due to the timing of receivables collectionsFor the third quarter cash provided by operating activities from continuing operations totaled $49.6 million; free cash flow* from continuing operations of $43.2 millionHealthy cash and cash equivalents totaling $153.1 million at June 30, 2010  Used cash of $8.0 million for the purchase of 135,936 shares of MAXIMUS common stock during the quarter with $38.1 million remaining available under the Board-authorized program at June 30th *The Company defines free cash flow as cash provided by operating activities, less property, plant and equipment and capitalized software The Company’s solid net income in the quarter boosted cash flows for the period.

FY 2010 Guidance from Continuing Operations August 2010 6 Updated FY 2010 Guidance from Continuing Operations FY 2010E Revenue $828 ‐ $838 million Adjusted EPS from Continuing Ops $3.55 ‐ $3.60 Cash from Continuing Ops $110 ‐ $120 million Free Cash Flow from Continuing Ops $90 ‐ $95 million Modifed revenue guidance to reflect volume fluctuations Narrowed EPS guidance to the top of our previous range FY 2010 cash flow guidance remains unchanged Modifed revenue guidance to reflect volume fluctuations Narrowed EPS guidance to the top of our previous range FY 2010 cash flow guidance remains unchanged

Helping Government Serve the People Richard A. Montoni President and Chief Executive Officer Third Quarter – Fiscal Year 2010 August 5, 2010 7

International Update: The New Work Programme   August 2010   8  Near-term focus on expanding presence and addressing new opportunities New UK coalition government to transform the current system into a more outcomes-based model that consolidates multiple programs into the single ‘back-to-work’ program called The Work Programme Vendors operating FND1 contracts notified that current contracts will expire on June 30, 2011, and FND2 contract awards will not proceed as previously expected Creates an early rebid situation, but represents a promising opportunity for expanded scope;  excellent performance, achieving all key performance requirements;  job placement outcomes at 13-week outcomes is double the UK national average  Two-step rebid process: phase one narrows the number of vendors eligible to bid onto the Buying Framework; phase two will be regional bids for new Work Programme contracts UK may serve as a springboard into other areas of Europe where expansion will only occur with an informed consideration for potential risk

Domestic Update   August 2010   9   Domestic operations continue to experience modest growth and achieve target margins With health care reform unfolding, stepped up marketing efforts to position MAXIMUS to help federal and stat clients meet the demands of the legislation; launched webinar series and hosted a health literacy conference Go-to-market strategy emphasizes helping clients build on existing infrastructure; in certain cases, such as high risk pools (where near-term requirements demand rapid implementation), we are working with clients to meet these requirements Release of rules and regulations, such as the expansion of health appeals where we are the national leader; experience and independence position us well for expanded work

Government Budget Environment & Trends   August 2010 10 States examining the total cost associated with service delivery, including post retirement health care and pensions, which represents a more meaningful comparison as they consider in-sourcing or outsourcing Several states established reform committees to examine privatization to address ongoing budget challenges and reduce costs while strengthening infrastructures Trend is worldwide; governments moving beyond a “cost-per-unit” to seek higher returns on taxpayer dollars; current models unsustainable; seek to “do more with less”One market differentiator is our proven ability to deliver on key performance metrics More of our business mix shifting to performance-based compensation – from 36% two years ago to 45% today – project mix is a factor in this increase, but government contracting market moving in this direction and we welcome this trend

Sales and Pipeline August 2010 11 Pipeline Q2 2009* Q2 2010 Proposals Pending $651M $290M Proposals in Preparation $110M $97M RFPs Tracking $646M $1,453M Total Pipeline $1,406 $1,840M Increase in “awarded but unsigned” contracts represents solid, predictable, profitable work that is set to be signed in the coming weeks, largely driven by three contracts: Where the state needed passage of its final budget which is resolved but the state is working through a backlog of contracts;  expect final execution soonTexas Eligibility and Support Services program where we have been working under a one-year extension through December ‘10; and we believe will be signed in next 60 daysA five-year extension award on one of our largest contracts that was set for rebid next year (cannot disclose state, client, or anticipated terms at this time) Since Q2, we’ve shifted more than $400 million out of pipeline and into the award categories and successfully backfilled our pipeline to the same levels as last quarter.

Fiscal 2011 Update and Conclusion   August 2010   12  Anticipate fiscal 2011 will be a year of both top-line and bottom-line growth In the heart of our annual budgeting and planning process for fiscal 2011 and we are building our bottoms-up model Will complete our strategic planning in the coming weeks and will provide detailed financial guidance during November’s year-end call Most importantly, we remain confident of long-term growth prospects, with welfare reform in Europe and our unparalleled position in domestic health care reform Looking forward to capitalizing on opportunities both domestically and abroad through our expanded base of operations